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                          FUND ADMINISTRATION AGREEMENT

This Fund Administration Agreement is made as of this 1st day of November, 1997, between Nationwide Separate Account Trust, a Massachusetts business trust (the "Trust"), and Nationwide Advisory Services, Inc., an Ohio corporation, (the "Administrator").

WHEREAS, the Trust is a Massachusetts business trust, which operates as an open-end management investment company and registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

WHEREAS, the Trust desires to retain the Administrator to provide certain administrative and fund accounting services described below with respect to certain of the series of the Trust (the "Funds"), each of which as are now, or may hereafter be, listed on Exhibit A to this Agreement, and the Administrator is willing to render such services;

NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties hereto agree as follows:

1. Appointment of Administrator. The Trust hereby appoints the Administrator as administrator of the Funds on the terms and conditions set forth in this Agreement; and the Administrator hereby accepts such appointment and agrees to perform the services and duties set forth in Section 2 of this Agreement in consideration of the compensation provided for in Section 4 hereof.

2. Services and Duties. As Administrator, and subject to the supervision and control of the Trust's Board of Trustees, the Administrator will provide facilities, equipment, and personnel to carry out the following administrative and fund accounting services for operation of the business and affairs of the Trust and each of the Funds covered by this Agreement:

      a. prepare, file, and maintain the Trust's governing documents, including the Declaration of Trust, the Bylaws, minutes of meetings of Trustees and shareholders, and proxy statements for meetings of shareholders;

      b. prepare and file on a timely basis with the Securities and Exchange Commission and the appropriate state securities authorities the registration statements for the Trust, relating to the Funds and the Funds' shares, and all amendments thereto, the Trust's reports pursuant to Investment Company Act Rule 24f-2, reports to shareholders and regulatory authorities, including form N-SAR, and prospectuses, proxy statements, and such other documents as may be necessary or convenient to enable the Trust to make continuous offering of the Fund's shares and to conduct its affairs;

      c. prepare, negotiate, and administer contracts on behalf of the Funds with, among others, the Trust's custodian and transfer agent;

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      d.    supervise the Trust's custodian;

      e.    calculate performance data of the Funds;

      f. prepare and file on a timely basis the Federal and State income and other tax returns for the Funds;

      g. examine and review the operations of the Trust's custodian, transfer agent and investment adviser and the Funds' subadvisers, if any, to promote compliance with applicable state and federal law;

      h. coordinate the layout and printing of publicly disseminated prospectuses and reports;

      i. perform internal audit examinations in accordance with procedures to be adopted by the Administrator and the Trust;

      j.    assist with the design, development, and operation of the Funds;

      k. provide individuals reasonably acceptable to the Trust's Board of Trustees for nomination, appointment, or election as officers of the Trust, who will be responsible for the management of certain of the Trust's affairs as determined by the Trust's Board of Trustees;

      l. monitor the Trust's compliance with Section 817 and Sections 851 through 855 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, so as to enable the Trust and each Fund to comply with the diversification requirements applicable to investments of variable contracts and for each to maintain its status as a "regulated investment company;"

      m. advise the Trust and its Board of Trustees on matters concerning the Funds and their affairs;

      n.    provide the Trust with office space and personnel; and

      o. provide the Trust and each Fund with fund accounting services, including but not limited to the following services:

            1) keeping and maintaining the following books and records of the Trust and each of the Funds pursuant to Rule 31a-1 under the Investment Company Act, including:

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                  a)    journals containing an itemized daily record of all
                        purchase and sales of securities, all receipts and disbursements of cash and all other debit and credits, as required by Rule 31a-1(b)(1);

                  b) general and auxiliary ledgers reflecting all asset, liability, reserve, capital, income and expense accounts, including interest accrued and interest received, as required by Rule 31a-1(b)(2)(i);

                  c)    separate    ledger    accounts    required   by   Rule
                        31a-1(b)(2)(ii) and (iii); and

                  d)    a  monthly  trial  balance  of  all  ledger   accounts
                        (except shareholder accounts) as required by Rule 31a-1(b)(8).

            2) performing the following accounting services on a regular basis for each Fund, as may be reasonably requested by the
                  Trust:

                  a)    calculate the net asset value per share;

                  b) calculate the dividend and capital gain distribution, if any;

                  c)    calculate a Fund's yield;

                  d)    reconcile cash movements with the Trust's custodian;

                  e) affirm to the Trust's custodian all portfolio trades and cash movements;

                  f) verify and reconcile with the Trust's custodian all daily trade activity;

                  g)    provide such reports as may be required by the Trust;

                  h)    preparation  of  the  Trust's  financial   statements,
                        including oversight of expense accruals and payments;

                  i) calculating the deviation between marked-to-market and amortized cost valuations for any money market fund; and

                  j) such other similar services with respect to a Fund as may be reasonably requested by the Trust; and

      p. assist in all aspects of the Funds' operations other than those provided under other specific contracts.
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      The foregoing, along with any additional services that the Administrator shall agree in writing to perform for the Trust hereunder, shall hereafter be referred to as "Administrative Services." In compliance with the requirements of Rule 31a-3 under the Investment Company Act, the Administrator hereby agrees that all records that it maintains for the Trust are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust's request. The Administrator further agrees to preserve for the periods prescribed by Investment Company Act Rule 31a-2 the records required to be maintained by Investment Company Act Rule 31a-1. Administrative Services shall not include any duties, functions, or services to be performed for the Trust by the Trust's investment adviser, custodian, or transfer agent pursuant to their agreements with the Trust.

      The Administrator acknowledges the importance of efficient and prompt transmission of information to the life insurance companies affiliated with the Administrator ("Nationwide"), the purchaser of Trust shares to fund the obligations of certain variable annuity contracts. The Administrator agrees to use its best efforts to meet the deadline for transmission of pricing information presently set by Nationwide and such other time deadlines as may be established from time to time in the future.

      When performing Administrative Services to the Trust and for the Funds, the Administrator will comply with the provisions of the Declaration of Trust and Bylaws of the Trust, will safeguard and promote the welfare of the Trust and the Funds, and will comply with the policies that the Trustees may from time to time reasonably determine, provided that such policies are not in conflict with this Agreement, the Trust's governing documents, or any applicable statutes or regulations.

3. Expenses. The Administrator shall be responsible for expenses incurred in providing all the Administrative Services to the Trust, including the compensation of the Administrator's employees who serve as officers of the Trust, except that the Trust shall reimburse the Administrator for the cost of the pricing services that the Administer utilizes. The Trust (or the Trust's investment adviser) shall be responsible for all other expenses of the Trust, including without limitation: (i) investment advisory and subadvisory fees; (ii) interest and taxes; (iii) brokerage commissions and other costs in connection with the purchase or sale of securities and other investment instruments; (iv) fees and expenses of the Trust's trustees, other than those who are "interested persons" of the Administrator or investment adviser of the Trust; (v) legal and audit expenses; (vi) custodian and transfer and dividend disbursing agent fees and expenses; (vii) fees and expenses related to the registration and qualification of the Trust and the Trust's shares for distribution under state and federal securities laws; (viii) expenses of printing and mailing reports and notices and proxy material to beneficial shareholders of the Trust; (ix) all other expenses incidental to holding meetings of the Trust's shareholders, including proxy solicitations therefor; (x) insurance premiums for fidelity and other coverage; (xi) association membership dues; (xii) such nonrecurring or extraordinary expenses as may arise, including those relating to actions, suits or proceedings to which the
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      Trust is a party and the legal obligation which the Trust may have to indemnify the Trust's trustees and officers with respect thereto.

4. Compensation. For the Administrative Services provided, the Trust hereby agrees to pay and the Administrator hereby agrees to accept as full compensation for its services rendered hereunder the administrative fee listed for each Fund on Exhibit A. Such fees will be computed daily and payable monthly at an annual rate based on a Fund's average daily net assets and will be paid monthly as soon as practicable after the last day of each month.

      In case of termination of this Agreement during any month, the administrative fee for that month shall be reduced proportionately on the basis of the number of business days during which it is in effect, and the fee computed upon the average net assets for the business days it is so in effect for that month.

5.    Responsibility of Administrator.

      a. The Administrator shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with the matters to which this Agreement relates, except a loss resulting from willful misfeasance, bad faith or negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement. Any person, even though also an officer, director, partner, employee or agent of the Administrator, who may be or become an officer or trustee of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the duties of the Administrator hereunder) in accordance with his responsibilities to the Trust as such officer or trustee, to be rendering such services to or acting solely for the Trust and not as an officer, director, partner, employee or agent or one under the control or direction of the Administrator even though paid by the Administrator.

      b. The Administrator shall be kept indemnified by the Trust and be without liability for any action taken or thing done by it in performing the Administrative Services in accordance with the above standards; provided, however, that the Trust will not indemnify the Administrator for the portion of any loss or claim caused, directly or indirectly, by the negligence, wilful malfeasance or bad faith of the Administrator or by the Administrator's reckless disregard of its duties and obligations hereunder. In order that the indemnification provisions contained in this Section 5 shall apply, however, it is understood that if in any case the Trust may be asked to indemnify or save the Administrator harmless, the Trust shall be fully and promptly advised of all pertinent facts concerning the situation in question, and it is further understood that the Administrator will use all reasonable care to identify and notify the Trust promptly concerning any situation which presents or appears likely to present the probability of such a claim for indemnification against the Trust. The Trust shall

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            have the option to defend the Administrator against any claim which may be the subject of this indemnification. In the event that the Trust so elects it will so notify the Administrator and thereupon the Trust shall take over complete defense of the claim, and the Administrator shall in such situation initiate no further legal or other expenses for which it shall seek indemnification under this Section. The Administrator shall in no case confess any claim or make any compromise or settlement in any case in which the Trust will be asked to indemnify the Administrator except with the Trust's written consent.

6.    Duration and Termination.

      a. This Agreement shall become effective as of the date first written above. The Agreement may be terminated at any time, without payment of any penalty, by either party upon 90 days' advance written notice to the other party. The Agreement may also be terminated immediately upon written notice to the other party in the event of a material breach of any provision of this Agreement by such other party.

      b. Upon the termination of this Agreement, the Trust shall pay to the Administrator such compensation as may be payable prior to the effective date of such termination. In the event that the Trust designates a successor to any of the Administrator's obligations hereunder, the Administrator shall, at the direction of the Trust, transfer to such successor all relevant books, records and other data established or maintained by the Administrator under the foregoing provisions.

7. Amendment. No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which an enforcement of the change, waiver, discharge or termination is sought.

8. Nationwide Separate Account Trust and its Trustees. The terms "Nationwide Separate Account Trust" and the "Trustees of Nationwide Separate Account Trust" refer respectively to the Trust created and the Trustees, as trustees but not individually or personally, acting from time to time under a Declaration of Trust dated as of June 30, 1981, as has been or may be amended from time to time, and to which reference is hereby made and a copy of which is on file at the office of the Secretary of State of The Commonwealth of Massachusetts and elsewhere as required by law, and to any and all amendments thereto so filed or hereafter filed. The obligations of the Trust entered into in the name or on behalf thereof by any of Nationwide Separate Account Trust's Trustees, representatives, or agents are not made individually, but only in their capacities with respect to Nationwide Separate Account Trust. Such obligations are not binding upon any of the Trustees, shareholders, or representatives of the Trust personally, but bind only the assets of the Trust. All persons dealing with any series of Shares of the Trust must look solely to the assets of the Trust belonging to such series for the enforcement of any claims against the Trust.

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9.    Notices. Notices of any kind to be given to the Trust hereunder by the
      Administrator shall be in writing and shall be duly given if delivered to the Trust and to its investment adviser at the following address:

            Nationwide Separate Account Trust
            Three Nationwide Plaza
            Columbus, Ohio 43215
            Attn:  James F. Laird, Treasurer

      Notices of any kind to be given to the Administrator hereunder by the Trust shall be in writing and shall be duly given if delivered to the Administrator at:

            Nationwide Advisory Services, Inc.
            Three Nationwide Plaza
            Columbus, Ohio 43215
            Attn:  James F. Laird, Vice President and General Manager

10. Miscellaneous. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court or regulatory agency decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Subject to the provisions of
      Section 5, hereof, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors. This Agreement shall be governed by and construed to be in accordance with substantive laws of the State of Ohio without reference to choice of law principles thereof and in accordance with the 1940 Act. In the case of any conflict, the 1940 Act shall control.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                    NATIONWIDE ADVISORY SERVICES, INC.

                                    By:
                                        ----------------------------------------
                                    Name: Christopher A. Cray
                                    Title: Treasurer


                                    NATIONWIDE SEPARATE ACCOUNT TRUST

                                    By:
                                        ----------------------------------------
                                    Name: James F. Laird
                                    Title: Treasurer

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                                AMENDED EXHIBIT A
                        NATIONWIDE SEPARATE ACCOUNT TRUST
                          Fund Administration Agreement

Funds of the Trust                                    Fund Administration Fees
------------------                                    ------------------------

Total Return Fund                         For each Fund,
Capital Appreciation Fund                 0.05% of each Fund's average daily
Government Bond Fund                            net assets up to $1 billion
Money Market Fund                         0.04% on assets of $1 billion and more

--------------------------------------------------------------------------------

Nationwide Balanced Fund For each Fund, Nationwide Equity Income Fund 0.07% on assets up to $250 million Nationwide Global Equity Fund 0.05% on the next $750 million Nationwide High Income Bond Fund 0.04% on assets of $1 billion and more Nationwide Multi Sector Bond Fund Nationwide Small Cap Value Fund Nationwide Select Advisers Mid Cap Fund Nationwide Select Advisers Small Cap Growth Fund* Nationwide Strategic Growth Fund Nationwide Strategic Value Fund Nationwide Income Fund

* The Nationwide Select Advisers Small Cap Growth Fund is subject to an annual minimum fee of $75,000.

Dated as of May 1, 1999.


                                    NATIONWIDE ADVISORY SERVICES, INC.

                                    By:
                                        ----------------------------------------
                                    Name: Christopher A. Cray
                                    Title: Treasurer


                                    NATIONWIDE SEPARATE ACCOUNT TRUST

                                    By:
                                        ----------------------------------------
                                    Name: James F. Laird
                                    Title: Treasurer